Exhibit 4.6

Arm Holdings plc

SECOND AMENDED AND RESTATED

RULES OF THE RSU AWARD PLAN

Date of adoption: 13 June 2022, as first amended and restated on 6 September 2022, and second amended and restated and adopted by Arm Holdings plc on 25 August 2023

RSU Award Plan

Definitions

In these rules:

“Acting in Concert” has the meaning given to it in the City Code on Takeovers and Mergers;

“Adoption Date” means 13 June 2022, the date on which the Plan was adopted by Arm Limited;

“Affiliate” means, in respect of any person, any other person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such person, or is under common Control of a third person;

“Articles” mean the articles of association of the Company from time to time;

“Award” means a Restricted Share Unit, a Phantom Share, or Other Award under the Plan;

“Award Certificate” means a certificate in such form as may be determined by the Committee from time to time evidencing the grant of an Award to an Eligible Employee;

“Award Date” means the date which the Committee sets for the grant of an Award;

“Change of Control Event” means the date (being a date on or after the Adoption Date) on which: (i) a person (together with any persons Acting in Concert with such person) comes to hold more than 50 per cent of the voting rights in the Company pursuant to a transaction on bona fide arm’s length terms (other than in circumstances constituting a Permitted Change of Control); (ii) a sale of all (or substantially all) of the business, assets and undertakings of the Company and its Subsidiaries on bona fide arm’s length terms to a single buyer or to one or more buyers as part of a single transaction or series of connected transactions is completed (other than in circumstances constituting a Permitted Change of Control); or (iii) a Subsequent Shareholder Change of Control occurs.

“Committee” means the remuneration committee of the board of directors of the Company, or any sub-committee or person(s) duly authorised by it;

“Company” means Arm Holdings plc (registered no. 11299879);

“Control” means the control by one person of another person in accordance with the following: a person (“A”) controls another person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner of, or the investment adviser to, B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and the term “Controlled” has the corresponding meaning;

“Controlled Subsidiary” means a Subsidiary that is also a “subsidiary corporation”, as defined in section 424(f) of the IRS Code;

“Data Protection Laws” has the meaning given to it in sub-rule 9.9.1;

“Depositary Receipt” means a negotiable instrument issued by a financial institution representing the right to receive one or more or a portion of the Shares, including American Depositary Receipts;

“Director” means any person occupying the office of director of the Company or any other Group Company, by whatever name called;

“Distressed Share Sale” means the realisation of any Share Security in respect of Shares (or shares in a holding company of the Company) subject to such Share Security, by the sale or appropriation of such shares for value in circumstances where the relevant Share Security has become enforceable;

“Eligible Employee” means an employee (whether contracted to work full time or part-time) of any Group Company (including any Director other than a non-executive Director) whose employment or service as an executive Director has not been terminated, provided that, with respect to any US Person or any other person with respect to whom the Company is relying on Rule 701 of the Securities Act with respect to any Award, “Eligible Employee” will not include any employee of a Group Company that is not the Company, a Controlled Subsidiary or a Parent of the Company;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Group” means the Company and its Subsidiaries and any other company which is associated with the Company and is designated by the Committee for the purposes of this Plan, and the phrase “Group Company” shall be construed accordingly;

“Internal Reorganisation” means a reorganisation of the structure of the Company and its Subsidiaries (or all or substantially all of the business, assets and undertakings of the Company and its Subsidiaries), such that the ultimate beneficial ownership of the Company and its Subsidiaries (or all or substantially all of the business, assets and undertakings of the Company and its Subsidiaries) does not change;

“IRS Code” means the US Internal Revenue Code of 1986, as amended. Reference to a specific section of the IRS Code or regulation thereunder will include such section or regulation, any valid regulation or formal guidance of general or direct applicability promulgated under such section or regulation (and any comparable provision of any future legislation, regulation or formal guidance of general or direct applicability amending, supplementing or superseding such section or regulation);

“Listing” means the admission of any of the Shares or Depositary Receipts (including, in each case, with respect to shares following any capital reorganisation effected in connection with the Listing, including shares in a holding company of the Company) to trading becoming effective on: (i) any stock exchange (which shall include, without limitation, the London Stock Exchange, the New York Stock Exchange and NASDAQ); or (ii) any significant trading platform with at least 15 per cent of such Shares or Depositary Receipts in public hands, in either case, in connection with an underwritten offering of Shares or Depositary Receipts or as a direct listing or a direct introduction to listing;

“Listing Vehicle” has the meaning given to it in sub-rule 9.3.1;

“Lock-Up Period” has the meaning given to it in rule 15.2;

“Other Award” means an award granted under the Plan (other than a Restricted Stock Unit or a Phantom Unit) entitling a Participant to receive a specified amount in Shares, Restricted Share Units or cash upon or following the occurrence of one or more events or the passage of specified time periods, which may be subject to a hurdle amount, Vesting conditions and/or any other terms and conditions as the Committee may determine, each at the Committee’s discretion;

“Parent” means a parent corporation as defined in section 424(e) of the IRS Code whether now or hereafter existing;

“Participant” means an Eligible Employee who has been granted and remains entitled to an Award;

“Permitted Change of Control” means: (i) a person (together with any persons Acting in Concert with such person) coming to hold directly or indirectly more than 50 per cent of the voting rights in SoftBank; (ii) a Shareholder Transfer, provided that if a transferee which (together with any persons Acting in Concert) comes to hold more than 50 per cent of the voting rights in the Company subsequently ceases to be directly or indirectly controlled by SoftBank (including, without limitation, through ownership or control of such transferee’s manager or investment adviser) (“Subsequent Shareholder Change of Control”), such loss of control by SoftBank will constitute a Change of Control Event; (iii) any transfer of Shares by SVF to its limited partners pursuant to the terms of the limited partnership agreement constituting SVF; (iv) any Internal Reorganisation; and/or (v) the grant of, or exercise of rights in relation to, any Share Security (other than a Distressed Share Sale);

“person” means any individual, body corporate, partnership, limited partnership, association, limited liability company, trust or other enterprise or entity;

“Phantom Award” has the meaning given in rule 1.4;

“Phantom Share” has the meaning given in rule 1.4;

“Plan” means the plan constituted by these rules known as “The Arm Holdings plc RSU Award Plan”, as amended from time to time;

“Representation Statement” means a statement in the form attached to the Plan as Exhibit A, subject to any updates or modifications to such form prepared by the Company from time to time as the Company may deem necessary or advisable in light of changes to laws or regulations or otherwise;

“Restricted Share Unit” or “RSU” means a right to receive Shares granted under and in accordance with the rules of the Plan (which may be subject to a hurdle amount, at the Company’s discretion);

“Rule 12h-1(f) Exemption” has the meaning given in rule 14;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Share Security” means any charge, mortgage or other security interest over Shares in the Company (or shares in a holding company of the Company) granted from time to time by the holder of such shares to any person;

“Shareholder Transfer” means any transfer of Shares between the shareholders of the Company as at the Adoption Date (which shall, for the avoidance of doubt, include such shareholders’ Affiliates), provided that in the case of any transfer pursuant to which the transferee (together with any persons Acting in Concert with it) comes to hold, directly or indirectly, more than 50 per cent of the voting rights in the Company, such transferee is indirectly or directly controlled by SoftBank (including, without limitation, through ownership or control of such transferee’s manager or investment adviser);

“Shares” means fully paid ordinary shares in the capital of the Company;

“SoftBank” means SoftBank Group Corp., a corporation incorporated under the laws of Japan;

“Subsequent Shareholder Change of Control” has the meaning given to it within the definition of Permitted Change of Control;

“Subsidiary” means, in respect of any person, a company which is a subsidiary of such person within the meaning of section 1159 of the Companies Act 2006;

“SVF” means SoftBank Vision Fund L.P. (“Vision Fund”), SoftBank Vision Fund II-2 L.P. (“Vision Fund II”) or any successor fund established in relation to Vision Fund or Vision Fund II, the general partner, advisor or manager of which is a direct or indirect Subsidiary of SoftBank (or, in each case, any Affiliate thereof, or any alternative investment vehicle or similar entity established in relation thereto);

“Trust” means any employee share ownership trust which has been or may be established by the Company or any other Group Company to operate in conjunction with this Plan;

“Trustee” means the trustee or trustees for the time being of a Trust;

“US Person” means individuals who are United States residents, United States citizens or subject to United States federal income tax;

“Vest” means, subject to rule 2, the Participant becoming entitled to receive the Shares, the Restricted Share Units or the amount in cash subject to an Award and “Vesting”, “Vested” and “Unvested” shall be construed accordingly;

“Vesting Commencement Date” means the date set forth in the Award Certificate for an Award from which Vesting is measured or otherwise determined;

“Vesting Date” means the date on which all or a portion of an Award Vests in accordance with rule 2;

“Vesting Schedule” has the meaning given to it in rule 2.1;

“Vision Fund” has the meaning given to it within the definition of SVF; and

“Vision Fund II” has the meaning given to it within the definition of SVF.

References in these rules to any statutory provision are to that provision as amended or reenacted from time to time (and any regulations made under it), and, unless the context otherwise requires, words in the singular include the plural and vice versa and words importing the masculine include the feminine and vice versa.

1.	Grant of Awards

1.1	Grant

Except as provided in rule 6, the Committee may in its absolute discretion grant an Award to an Eligible Employee in accordance with these rules at any time after the Adoption Date.

1.2	Timing

No Award may be granted at any time after the earlier of (i) 23:59 (GMT) on the day immediately prior to the tenth anniversary of the Adoption Date and (ii) the occurrence of a Listing.

1.3	Other conditions

1.3.1	The Committee may impose other conditions, additional to the terms of the Plan, on the Vesting of an Award, provided that they are specified at the Award Date.

1.3.2	The Committee may, acting unanimously, waive or change any such condition either:

(i)	in accordance with its terms; or

(ii)	if anything happens which causes the Committee reasonably to consider it appropriate,

provided that, where a condition is being changed, the Committee considers that any changed condition will not be more challenging or detrimental to satisfy than the original condition would have been but for such circumstances occurring, and, with respect to any US Person, such change does not result in a violation of the rules of section 409A of the IRS Code so as to cause the Award to be subject to the additional tax imposed under section 409A of the IRS Code.

1.3.3

The Committee may grant exemptions, derogations and/or waivers from any conditions on the Vesting of an Award that apply to particular Participant(s), provided that such exemptions, derogations and/or waivers are specified in the Award Certificate.

1.4	Phantom Awards

The Committee may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that an Eligible Employee so designated by the Committee at the Award Date may receive a contingent right (a “Phantom Award”) to receive a cash sum equal to the applicable value of a notional Share vested from such Phantom Award (which may be subject to a hurdle amount, at the Committee’s discretion) (each, a “Phantom Share”) on the date the Participant becomes unconditionally entitled to the cash sum multiplied by a number of such Phantom Shares on substantially the same terms as Awards, save that there shall be no entitlement to receive Shares in connection with such settlement and subject to such modifications as considered appropriate by the Committee.

1.5	Award Certificate

1.5.1

Following the grant of an Award, an Award Certificate will be prepared for each Participant as soon as reasonably practicable after the Award Date. The Award Certificate must set out the number of Shares subject to the Award (or, in the case of an Other Award, the amount payable in Shares, Restricted Share Units or cash); the Award Date; the Vesting Schedule; and any other condition imposed by the Committee under rule 1.3. The Award Certificate may be sent by email to the Participant or made available to the Participant by other electronic means.

1.5.2

An Award may be renounced in whole or in part by a Participant by completing and returning an appropriate form of renunciation to the Company (or at its direction) within 30 days of the Award Date (or such other period specified at the Award Date), in which case the Award shall for all purposes be taken as never having been granted. For the avoidance of doubt, a Participant will be deemed to have agreed to participate in this Plan, unless the Participant renounces his/her Award in accordance with this sub-rule 1.5.2.

1.6	No payment

A Participant is not required to pay for the grant of any Award.

1.7	Administrative errors

If the Committee tries to grant an Award which is inconsistent with rule 6, the Award will be limited and will take effect from the Award Date on a basis consistent with that rule.

2.	Vesting of Awards

2.1	Vesting

Subject to rules 2.2, 2.3 and 3, with respect to each Award, the Committee may in its absolute discretion determine and specify in a Participant’s Award Certificate at the Award Date and the Vesting terms and conditions applicable to such Award, including without limitation (i) a period of time over which the Participant may become entitled to receive all or a portion of the Shares subject to an Award (or, in the case of an Other Award, when the Other Award will be converted into Shares, Restricted Share Units or a cash payment, either of which, for avoidance of doubt, may be subject to additional Vesting and other conditions), subject to the Participant’s being an Eligible Employee as of each applicable Vesting Date within such period of time, and/or (ii) such other corporate or individual performance goals and/or other conditions, where the Participant may become entitled to receive all or a portion of the Shares, the Restricted Share Units or the amount in cash subject to an Award upon the achievement or satisfaction (in whole or in part) of such performance goals and/or other conditions (such Vesting terms and conditions applicable to an Award, the “Vesting Schedule”). Further, the Committee may in its absolute discretion accelerate any Award by waiving any Vesting terms and conditions applicable to such Award provided that, with respect to any US Person, such acceleration does not result in a violation of the rules of section 409A of the IRS Code so as to cause the Award to be subject to the additional tax imposed under section 409A of the IRS Code. In taking any of the actions permitted under this rule 2.1, the Committee shall not be obligated to treat all Participants, all Awards, all Awards held by a Participant, all portions of a single Award, or all Awards of the same type identically.

2.2	Change of Control Event

If a Participant holds an Award that is subject only to a service-based Vesting Schedule and remains an Eligible Employee as of immediately prior to the occurrence of a Change of Control Event, a pro-rata portion of such Participant’s Award shall Vest as of immediately prior to the occurrence of such Change of Control Event, determined on an Award-by-Award basis by multiplying (i) the total number of Shares (or, in the case of an Other Award, the total number of Restricted Share Units or specified amount in cash) that would Vest as of the next applicable Vesting Date, by (ii) a fraction, the numerator of which is the number of days from the last Vesting Date (or, if no such Vesting Date has occurred, the Vesting Commencement Date) until and including the day on which the Change of Control Event occurs, and the denominator of which is the total number of days from the last Vesting Date (or, if no such Vesting Date has occurred, the Vesting Commencement Date) to the next applicable Vesting Date.

If a Participant holds an Award that is subject to a Vesting Schedule which is not solely based on service-based Vesting, then unless otherwise provided in such Participant’s Award Certificate, all or a portion of such Participant’s Award may Vest as of immediately prior to the occurrence of such Change of Control Event, but only to the extent (if at all) determined by the Committee in its absolute discretion.

2.3	Restrictions on Vesting: Regulatory and Tax Issues

An Award will not Vest in whole or in part unless and until the Vesting of the Award, and the issue or transfer of Shares or Restricted Share Units or payment of cash after such Vesting, if any, would be lawful in the relevant jurisdiction and in compliance with the applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to such Award and the rules of any stock exchange or any significant trading platform on which the Shares are listed or publicly traded.

3.	Lapse

A Participant’s Unvested Award lapses on the first to occur of:

3.1.1	the date on which such Participant ceases to be an Eligible Employee for any reason whatsoever;

3.1.2	the date on which the Committee determines that part or all of such Unvested Awards should lapse in accordance with any malus and clawback policy of the Company from time to time;

3.1.3	subject to rule 2.2, the occurrence of a Change of Control Event, if and to the extent the Award does not Vest as of such Change of Control Event; and

3.1.4	the date on which such Participant purports to transfer, assign or otherwise dispose of an Award or any rights in respect of it in breach of rule 9.2.

For the purposes of sub-rule 3.1.1, a Participant is not treated as ceasing to be an Eligible Employee where he/she ceases to be an employee of a Group Company but recommences employment with another Group Company within 7 days of ceasing employment with the first Group Company. A Participant who is a US Person will be treated as having ceased to be an Eligible Employee for the purposes of sub-rule 3.1.1 and all other rules of the Plan immediately upon his/her “separation from service” within the meaning of section 409A of the IRS Code.

4.	Consequences of Vesting

4.1	Delivery of Shares

Subject to rules 4.2, 4.4, 4.5, 4.6, 4.9 and the Articles, on the date on which all or a portion of an Award Vests (or, in the case of Other Awards, on the specified date or event upon which the Other Award is to be converted into a number of Shares) as determined by the Committee in accordance with this Plan, the Committee will arrange for the transfer (including out of treasury) or issue to the Participant (subject to, and as provided in, the Articles) of the number of Shares in respect of which the Award has Vested (or, in the case of Other Awards, the number of Shares issuable in respect of the Other Award upon the applicable specified date or event upon which the Other Award is to be converted into a number of Shares or Restricted Share Units). Prior to the occurrence of a Listing, legal title to such Shares shall be held by a nominee entity as trustee for the Participant, as further described in the Articles. The identity of such nominee entity shall be determined by the Committee in its absolute discretion and the delivery of Shares subject to an Award shall be effected in such form and manner as the Committee may prescribe from time to time. Subject to rule 4.9, the Shares deliverable hereunder must be delivered within 60 days following the date on which an Award Vests, and, with respect to a US Person, in all cases, within the “short-term deferral period” from when the Award is deemed earned for purposes of section 409A of the IRS Code.

4.2	Fractions

No fraction of a Share shall be transferred out of treasury or issued to a Participant when his/her Award Vests or included in any Award which has Vested. If any fractional entitlements are produced as a result of the Vesting of an Award, the Committee may in its absolute discretion determine (i) to round down any fractional entitlements to the nearest whole number, and/or (ii) convert such fractional entitlement into a right to receive an amount in cash.

4.3	No transfer, allotment or issue before the Vesting Date

For the avoidance of doubt, Shares subject to an Award granted under the Plan will not be transferred out of treasury or allotted and issued to a Participant (or, where applicable, a nominee entity) before the Vesting Date applicable to such Award.

4.4	Rights

Shares issued or transferred out of treasury in respect of an Award will rank equally in all respects with the Shares in issue at the point of issue or transfer, save as provided in these rules. They will not rank for any rights attaching to Shares by reference to a record date before the date of issue or transfer. Where Shares are transferred out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

4.5	Alternative ways to satisfy Awards

The Committee may decide in its absolute discretion to satisfy all or part of an Award by paying an amount in cash (subject to rule 4.6 and, where applicable, overseas legal or regulatory requirements), which cash amount per Share shall be determined by the Committee in its absolute discretion. The Committee may determine that an Award will be satisfied in cash at the Award Date or at any time before the delivery of Shares in settlement of the Award. Any cash used to satisfy all or part of an Award will be paid, less any applicable withholdings in accordance with rule 4.6, within 60 days following the date the Award Vested.

4.6	Withholding

4.6.1

The Committee, any employing company (or former employing company) of the Participant or the Trustee may make such arrangements as it considers necessary to meet any liability to taxation, duties, social security contributions or other amounts in respect of Awards or otherwise in connection with a person’s participation in the Plan, whether the liability is a liability of, or is payable by, the Participant, the Company, the employing company or the Trustee, including payment through a broker-assisted cashless exercise program following expiration of the Lock-Up Period and subject to applicable laws. The Committee may, in its discretion, permit (but is not obliged to so permit) or require such arrangements as it deems appropriate, which may include, without limitation a reduction in the number of Awards that Vest and/or the sale on behalf of the Participant of any of the Shares to which he/she is entitled under the Plan and the retention by the Company or Group Company of the sale proceeds to meet the liability. References to social security contributions include anything in a jurisdiction outside the United Kingdom which, in the opinion of the Committee, is reasonably comparable to social security contributions.

4.6.2

The Participant authorises the Company to sell (if the Committee determines, in its discretion to do so) on his/her behalf sufficient Shares subject to his/her Award to discharge any liability to taxation, duties or social security contributions arising in connection with that Award that any current or former Group Company is required to withhold and any related costs associated with that sale. In facilitating such a sale, the Company may appoint a broker of its choosing and as a term of participation in the Plan and of this Award (and a condition to any potential Vesting and settlement), the Participant will cooperate in establishing an account with the appointed broker.

4.6.3

A Participant must make satisfactory arrangements for the payment of applicable tax withholding amounts related to an Award at the time: (i) any Award is otherwise scheduled to Vest; or (ii) a tax withholding obligation with respect to an Award is otherwise due.

4.6.4

In addition, it shall be a condition of the Vesting and/or the delivery of Shares pursuant to rule 4.1 that the Company or any employing company (or former employing company) may deduct from and set off against the Shares (whether payable in cash or Shares and whenever payable) any debt, obligation, liability, or other amount owed by the Participant to the Company or any employing company (or former employing company) including but not limited amounts advanced on behalf of the Participant with respect to employment taxes, as determined in the sole discretion of the Committee.

4.7	Section 431 elections

Each Participant irrevocably agrees to enter into, in respect of any Shares he/she may acquire on Vesting of an Award, on or before the Vesting Date of such Award, such election(s) as the Company may specify under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003.

4.8	Depositary Receipts

The Committee may determine that certain Awards will be satisfied by the transfer or issue of Depositary Receipts instead of Shares, and references in these rules to Shares shall be construed accordingly.

4.9	Restrictions on Delivery of Shares: Regulatory and Tax Issues

Notwithstanding anything to the contrary, the Committee shall not be required to arrange for the issue or transfer of Shares to any Participant pursuant to rule 4.1 unless and until it would be lawful to do so in the relevant jurisdiction applicable to such Participant’s Award, and would be in compliance with the applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company and/or such Participant’s Award and the rules of any stock exchange or any significant trading platform on which the Shares are listed or publicly traded.

5.	Leaving the Group in exceptional circumstances

If a Participant ceases to be an Eligible Employee because of ill-health, injury, disability or death, in each case evidenced to the reasonable satisfaction of the Committee, then the Committee may, in its absolute discretion, Vest all or a portion of such Participant’s Awards with effect from the date on which the Participant ceases to be an Eligible Employee, or make a cash payment to such Participant (or in the case of a deceased Participant, such Participant’s personal representatives), in recognition of the fact of the lapse of such Participant’s Awards. The quantum of such Vesting and/or cash payment shall be at the absolute discretion of the Committee.

6.	Plan Limit

6.1

The aggregate nominal amount of Shares over which the Committee may grant Awards under the Plan will be limited so that it does not exceed at any time an amount equal to (x) 4 per cent of the aggregate nominal amount of the Company’s fully diluted equity share capital less (y) the aggregate of the nominal amount of Shares allocated in respect of Awards granted under these rules (for the avoidance of doubt, this shall not include any Shares allocated in respect of lapsed Awards).

6.2	The Committee (acting unanimously) may adjust the limit set out in rule 6.1 in the event of a variation of the equity share capital of the Company, as described in rule 7.1.

7.	Variations of share capital, demergers and special distributions

7.1	Adjustment of Awards

If there is:

7.1.1	a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

7.1.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the Corporation Tax Act 2010; or

7.1.3	a special dividend or distribution,

the Committee (acting unanimously) may adjust the number and/or class of Shares comprised in an Award as it considers appropriate but must take into account, without limitation, any expected tax consequences of such adjustment and the limit set out in rule 6.

7.2	Notice

The Committee will notify Participants of any adjustment made under this rule 7.

8.	Terms of employment

8.1	Definitions

For the purposes of this rule 8, “Employee” means any employee of a Group Company.

8.2	Scope

This rule 8 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

8.3	Awards separate from employment contract

Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his/her employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

8.4	Employee rights

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

8.5	Exercise of discretion

The terms of the Plan do not entitle the Employee to the exercise of any discretion in his/her favour.

8.6	Rights to compensation

No Participant has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

8.6.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

8.6.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

8.6.3	the operation, suspension, termination or amendment of the Plan.

8.7	Plan participation

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including this rule. It is a term of participation in the Plan (and of each Award) and a condition of any Vesting and settlement of an Award that a Participant executes and delivers such agreements and documentation as may be reasonably requested by the Company or any other Group Company under any reasonable procedures the Company specifies. If a Participant materially fails to comply with the preceding sentence, the Committee or Company may, in its discretion, withhold delivery of any Shares or cash, subject for US Persons, to the timing of delivery rules set forth in rule 4.1. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire Shares subject to and in accordance with the express terms of the Plan and any conditions applicable to the Award, in consideration for, and as a condition of, the grant of an Award under the Plan.

8.8	Third-party rights

Each member of the Group is a beneficiary of the terms of the Plan. Save as provided in the preceding sentence, nothing in the Plan confers any benefit, right or expectation on a person who is not an employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan. This does not affect any other right or remedy of a third party which may exist.

9.	General

9.1	Rights

A Participant will not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Participant has received any Shares on Vesting of an Award.

9.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he/she does, whether voluntarily or involuntarily, then the Award immediately lapses.

9.3	Internal reorganisation

9.3.1

If in connection with a Listing there is an Internal Reorganisation and the Company becomes a wholly owned subsidiary of another company either directly or indirectly and that entity is intended to be the company whose shares are listed (the “Listing Vehicle”), each Award shall be automatically exchanged for a new award as soon as reasonably practicable after such Internal Reorganisation on the terms set out in sub-rule 9.3.2.

9.3.2	Where a Participant is granted a new award in exchange for an existing Award under sub-rule 9.3.1 above, the new award:

(i)	must confer a right to acquire shares in the Listing Vehicle;

(ii)	must be equivalent to the existing Award;

(iii)	is treated as having been granted at the same as the existing Award;

(iv)	must be subject to the same conditions as the existing Award; and

(v)

is governed by the Plan as if references to Shares were references to the shares in the Listing Vehicle over which the new award is granted and references to the Company were references to the Listing Vehicle.

9.4	Not pensionable

None of the benefits received under the Plan is pensionable.

9.5	Administration of the Plan; Committee’s decisions final and binding

Subject to the provisions of the Plan, the Committee has absolute discretionary authority to: construe and interpret the rules of the Plan including any sub-plans or appendices to the Plan, and the terms of Awards granted under the Plan; authorise any person to execute on behalf of the Company any instrument required to implement the grant of an Award by the Committee; and to make all other determinations and take all actions deemed necessary or advisable for administering the Plan. The decisions of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan is final and conclusive and will be given the maximum deference permitted by applicable laws.

9.6	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

9.7	Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

9.8	Employee trust

The Company and any Subsidiary may provide money to the Trustee or any other person to enable them or him/her to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Chapter 2 of Part 18 of the Companies Act 2006 and any other applicable laws.

9.9	Data protection

9.9.1

During the Participant’s participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 and/or any implementing legislation (together, the “Data Protection Laws”)) held and controlled by the Company or any other Group Company and relating to employees or customers of the Company and any other Group Company, or other individuals. The Company and each other Group Company will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

9.9.2

Any Group Company and its employees and agents may from time to time hold, process and disclose Participants’ personal data in accordance with the terms of the employee share plan privacy notice, the employee privacy notice and the data protection policy in force from time to time. The current versions of the applicable policies are available on the Company’s intranet page and on the online employee share plan portal (as applicable).

9.10	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he/she needs to fulfil in order to obtain or avoid the necessity for any such consent.

9.11	Articles of association

Any Shares acquired under the Plan are subject to the Articles.

9.12	Notices

9.12.1	Save as otherwise provided in this Plan any notice or communication to be given to any person who is or will be eligible to be a Participant may be:

(i)	delivered by electronic mail and it will be deemed to have been received upon electronic confirmation of such delivery; or

(ii)

personally delivered or sent by ordinary post to his/her last known address and where a notice or communication is sent by post it will be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.

Share certificates and other communications sent by post will be sent at the risk of the recipient concerned and neither the Company nor any of its Subsidiaries will have any liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

9.12.2

Any notice to be given to the Company or the trustee of any trust will be delivered or sent to the Company at its registered office, marked for the attention of the Company Secretary, and will be effective upon receipt. The Committee may make other arrangements to receive notices.

10.	Changing the Plan

10.1	Committee’s powers

Subject to the rest of this rule 10, the Committee (acting unanimously) may at any time change the Plan and the terms of any Award in any way.

10.2	Participant consent

If the Committee proposes an amendment to the Plan or the terms of any Award, other than conditions imposed under rule 1.3, which would be to the material disadvantage of Participants in respect of subsisting rights under the Plan, then:

10.2.1	the Committee will invite each such disadvantaged Participant to indicate whether or not they approve the amendment; and

10.2.2

such amendment will only take effect if the majority (assessed by reference to the size of affected Awards) of the Participants who respond to an invitation made in accordance with sub-rule 10.2.1 consent to the amendment.

The Committee shall have absolute discretion to determine which Participants are disadvantaged by a proposed amendment to the Plan and/or the terms of any Award.

10.3	United States Internal Revenue Code

10.3.1

Notwithstanding rule 10.2, the Committee may amend the terms of any Award without the consent of the Participant who is a US Person in any manner whatsoever to the extent that it deems it necessary or desirable to retain an available exemption from, or to comply with, section 409A of the IRS Code or to otherwise avoid income recognition under section 409A of the IRS Code or imposition of any additional tax, interest and/or penalties under section 409A of the IRS Code. Any such amendment shall be intended, to the extent reasonably practicable, to preserve the material economic benefit of the Award to the Participant.

10.3.2

In respect of US Persons, Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of section 409A of the IRS Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under section 409A of the IRS Code, except as otherwise determined in the absolute discretion of the Committee with explicit reference to this sub-rule 10.3.2. The Plan and each Award under the Plan is intended to be exempt from or meet the requirements of section 409A of the IRS Code and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the absolute discretion of the Committee with explicit reference to this sub-rule 10.3.2. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to section 409A of the IRS Code the Award or payment will be granted, paid, settled or deferred in a manner that will meet the requirements of section 409A of the IRS Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under section 409A of the IRS Code. Unless specifically determined otherwise by the

Committee in a specific writing referencing this rule 10.3, in no event will the Company or any Group Company have any liability or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of section 409A of the IRS Code.

10.4	Overseas sub-plans and appendices

The Committee may, from time to time and in its absolution discretion, establish further sub-plans and appendices based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any shares made available under such further sub-plans are treated as counting against the limit in rule 6.

10.5	Notice

The Committee may (but is not obliged to) give written notice of any changes made to any Participant affected.

11.	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts will have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

12.	Dissolution and Liquidation

Any Awards that Vest before the completion of a dissolution or liquidation will be settled before such completion. Any Awards that have not Vested by the time of the completion of a dissolution or liquidation will lapse.

13.	Participant Representations

In respect of any Participant for which the Company is relying on the exemption for registration provided pursuant to rule 701 of the Securities Act with respect to an Award, it is a term of participation in the Plan and each Award and a condition of any Vesting and settlement of an Award that, if the Shares have not been registered under the Securities Act at the time of the settlement of the applicable Award or at such other time as designated by the Company, if requested or required by the Company, the Participant must deliver to the Company his/her Representation Statement.

14.	Information for Participants

In respect of any Participant for which the Company is relying on the exemption from registration provided pursuant to Rule 701 of the Securities Act with respect to an Award and/or for which the Company is relying on the exemption from registration under the Exchange Act as set forth in Rule

12h-1(f) promulgated under the Exchange Act (the “Rule 12h-1(f) Exemption”) with respect to an Award, if and as required (i) pursuant to rule 701 of the Securities Act, if the Company is relying on the exemption from registration provided pursuant to rule 701 of the Securities Act with respect to an Award, and/or (ii) pursuant to rule 12h-1(f) of the Exchange Act, to the extent the Company is relying on the rule 12h-1(f) Exemption, then during the period of reliance on the applicable exemption and in each case of (i) and (ii), until such time as the Company becomes subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, the Company shall provide to the Participant the information described in paragraphs (e)(3), (4), and (5) of rule 701 under the Securities Act no less frequently than every six months, with the financial statements being not more than 180 days old, and with such information provided either by: (x) physical or electronic delivery to the Participants; or (y) by written notice to the Participants of the availability of the information on an internet site that may be password-protected and of any password needed to access the information. The Company may request that Participants agree to keep the information to be provided pursuant to this section confidential. If a Participant does not agree to keep the information to be provided pursuant to this section confidential, then the Company will not be required to provide the information unless otherwise required pursuant to rule 12h-1(f)(1) under the Exchange Act (if the Company is relying on the rule 12h-1(f) Exemption) or rule 701 of the Securities Act (if the Company is relying on the exemption pursuant to rule 701 of the Securities Act).

15.	Additional Listing Provisions

15.1	Malus and Clawback

All Awards granted under the Plan will be subject to lapse, forfeiture and/or recoupment under any malus and clawback policy that the Company adopts (a) pursuant to the listing standards or rules of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, (b) to comply with the UK Corporate Governance Code, and/or (c) to comply with other applicable laws. Unless this rule 15.1 is specifically mentioned and waived in an Award Certificate or other document, no recovery of an Award under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or Group Company.

15.2	Lock-Up Period

By accepting an Award, each Participant agrees that the Participant shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares received upon Vesting of an Award, for a period of one hundred eighty (180) days following the occurrence of a Listing (the “Lock-Up Period”); provided, however, that nothing contained in this rule shall prevent the exercise of a repurchase option, if any, in favour of the Company during the Lock-Up Period or shall prevent the sale of Shares by the Participant or on his/her behalf during the Lock-Up Period up to an amount necessary to satisfy obligations arising pursuant to rule 4.6. Each Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to Shares until the end of such period.

SCHEDULE 1

CALIFORNIA SUB-PLAN

TO

THE ARM HOLDINGS PLC RSU AWARD PLAN

(for California residents only, to the extent required by 25102(o))

This California Sub-Plan (“California Sub-Plan”) to the Arm Holdings plc RSU Award Plan, as amended from time to time (the “Plan”), shall apply only to the Participants who are residents of the State of California and who are receiving an Award under the Plan. This California Sub-Plan is part of the Plan. Capitalised terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this California Sub-Plan. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable laws, the following terms apply to all Awards granted to residents of the State of California, until such time as the Committee amends this California Sub-Plan or the Committee otherwise provides.

1.	Shares Subject to the California Sub-Plan

Subject to rule 2 of this California Sub-Plan, not more than an aggregate of 41,672,000 Shares may be issued under the California Sub-Plan; provided, however, that if an Award lapses or is forfeited to or repurchased by the Company due to the failure to Vest, the forfeited or repurchased Shares which were subject thereto will become available for future grant or sale under the California Sub-Plan (unless the California Sub-Plan has terminated).

2.	Adjustments

In the event that any dividend (other than an ordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalisation, stock split, reverse stock split, reorganisation, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee, if and to the extent necessary in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the California Sub-Plan, will adjust the number and/or class of shares of stock that may be delivered under the California Sub-Plan. Further, the Committee will make such adjustments to an Award granted under this California Sub-Plan as required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

3.	Shareholder Approval

This California Sub-Plan will be subject to approval by at least a majority of the outstanding securities of the Company entitled to vote by the later of (i) within twelve (12) months before or after the date this California Sub-Plan is adopted by the Company or (ii) prior to or within twelve (12) months of the granting of any Award or issuance of any security under the California Sub-Plan in California. Such shareholder approval will be obtained in the manner and to the degree required under applicable laws or the Articles. Any Award granted to any person in California before shareholder approval of this California Sub-Plan is obtained automatically will be deemed rescinded if Shareholder approval is not obtained in the manner described in this rule 3.

4.	Amendments

Any amendment of this California Sub-Plan that increases the number of Shares available for issuance under this California Sub-Plan (except as provided in rule 2 of this California Sub-Plan, above) will be subject to the approval of the shareholders by the later of (1) within twelve (12) months before or after the date the amendment to the California Sub-Plan is adopted by the Company or (2) prior to or within twelve (12) months of the granting of any Award or issuance of any security in California in reliance on such amendment. Any Award granted to any person in California in reliance of any such increase before shareholder approval of the relevant amendment to this California Sub-Plan is obtained automatically will be deemed rescinded if shareholder approval is not obtained in the manner described in this rule 4.

EXHIBIT A

REPRESENTATION STATEMENT

PARTICIPANT:

COMPANY:       Arm Holdings plc

SECURITIES:   Ordinary Shares

AMOUNT:

DATE:

In connection with the receipt of the above-listed Securities (the “Securities”), the undersigned Participant represents to the Company the following:

a)

Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and Participant has no present intention of selling, granting any participation in, or otherwise distributing the same. Participant does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person, with respect to any of the Securities.

b)

Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and that such exemption may not be available. Participant further acknowledges and understands that the Company is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

Participant is familiar with rule 144, as promulgated under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act and the other rules and regulations promulgated thereunder.

PARTICIPANT

Signature

Print Name

Date

ARM HOLDINGS PLC

RULES OF THE RSU AWARD PLAN

SUB-PLAN FOR ISRAELI PARTICIPANTS

1.	GENERAL

1.1

This sub-plan (this “Sub-Plan”) shall apply only to Participants who are tax residents of the State of Israel on the date of the grant of the Award, as defined below in Section 2, and are engaged by an Israeli resident Subsidiary (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Arm Holdings plc RSU Award Plan (hereinafter the “Plan”).

1.2

This Sub-Plan is adopted pursuant to the authority of the Committee under rules 9.5 and 10.4 of the Plan. This Sub-Plan is to be read as a continuation of the Plan and applies to Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by Israeli law, and in particular, with the provisions of the Ordinance. This Sub-Plan does not add to or modify the Plan in respect of any other category of Participants. This Sub-Plan shall not apply to Phantom Awards issued under the Plan even if they are issued to Israeli Participants.

1.3

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in this Sub-Plan shall prevail to the extent necessary to comply with the requirements set by Israeli law in general, and in particular, with the provisions of the Ordinance.

1.4

Any capitalized term not specifically defined in this Sub-Plan shall be construed according to the interpretation given to it in the Plan. References to the Committee shall include reference to the Board if applicable.

2.	DEFINITIONS

2.1

“102 Award” means any Award intended to qualify (as determined by the Committee, the Board and/or the Israeli Award Certificate and/or a tax ruling from the ITA) and which qualifies as an award under Section 102, issued to an Approved Israeli Participant.

2.2

“Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Shares are then traded or listed.

2.3

“Approved Israeli Participant” means an Israeli Participant who is an employee (whether contracted to work full time or part-time) or director (excluding non-executive directors) of an Employer, excluding any Controlling Share Holder of the Company.

2.4

“Award” means any Restricted Share Unit (which, for the avoidance of doubt, shall exclude any Phantom Award granted pursuant to rule 1.4 of the Plan) granted under the Plan, provided that such Restricted Share Unit is settled solely in Shares, excluding Shares held by the employee trust pursuant to rule 4.1 of the Plan).

2.5

“Capital Gain Award” means a Trustee 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Sections 102(b)(2) and 102(b)(3) of the Ordinance.

2.6	“Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.7

“Employer” means, for purpose of a Trustee 102 Award, an Israeli resident Subsidiary which is an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

2.8	“Israeli Award Certificate” means the Award Certificate issued by the Company to an Israeli Participant that sets out the terms and conditions of an Award to be granted to such Israeli Participant.

2.9	“ITA” means the Israeli Tax Authority.

2.10	“Non-Trustee 102 Award” means a 102 Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.11	“Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as now in effect or as hereafter amended.

2.12

“Ordinary Income Award” means a Trustee 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.13	“Rules” means the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003.

2.14	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.15	“Tax” means any applicable tax and other compulsory payments, such as any social security and health tax contributions under any Applicable Law.

2.16	“Trust Agreement” means the agreement signed between Arm Limited, an Employer and the Trustee for the purposes of Section 102.

2.17

“Trustee” for the purpose of this Sub-Plan shall mean any person or entity appointed by the Company or Arm Limited to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

2.18

“Trustee 102 Award” means a 102 Award granted to an Approved Israeli Participant pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of such Approved Israeli Participant.

2.19	“Unapproved Israeli Participant” means an Israeli Participant who is not an Approved Israeli Participant, including a consultant or a Controlling Share Holder of the Company.

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3.	ISSUANCE OF AWARDS

3.1

The persons eligible for participation in the Plan as Israeli Participants shall include Approved Israeli Participants and Unapproved Israeli Participants, provided, however, that only Approved Israeli Participants may be granted 102 Awards.

3.2	The Committee may designate Awards granted to Approved Israeli Participants pursuant to Section 102 as Trustee 102 Awards or Non-Trustee 102 Awards.

3.3

The grant of Trustee 102 Awards shall be subject to this Sub-Plan and shall not become effective prior to the lapse of 30 days from the date the Plan and this Sub-Plan have been submitted for approval by the ITA.

3.4	The vesting schedule of 102 Awards shall be determined by the Committee as of the date of grant and specified in the Israeli Award Certificate.

3.5	Trustee 102 Awards may either be classified as Capital Gain Awards or Ordinary Income Awards.

3.6

No Trustee 102 Award may be granted under this Sub-Plan to any Approved Israeli Participant, unless and until the Company has filed with the ITA its election regarding the type of Trustee 102 Awards, whether Capital Gain Awards or Ordinary Income Awards, that will be granted under the Plan and this Sub-Plan (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 Award under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Awards. The Election shall obligate the Company to grant only the type of Trustee 102 Award it has elected, and shall apply to all Israeli Participants who are granted Trustee 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Non-Trustee 102 Awards simultaneously.

3.7	All Trustee 102 Awards must be held in trust by, or subject to the approval of the ITA, under the control or supervision of a Trustee, as described in Section 5 below.

3.8	The designation of Non-Trustee 102 Awards and Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

3.9

Awards granted to Unapproved Israeli Participants shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the Trustee arrangement detailed herein, unless otherwise determined by a special ruling of the ITA or by the Committee.

4.	102 AWARD GRANT DATE

Each 102 Award will be deemed granted on the date determined by the Committee, subject to the provisions of the Plan and this Sub-Plan, and subject further to (i) the Israeli Participant having signed all documents required by the Company or Applicable Law, and (ii) with respect to any Trustee 102 Award, the Company having provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA, such that if not all applicable documents are provided to the Trustee in accordance with guidelines, such Award will be considered as granted on the date determined by the Committee as a Non-Trustee Award.

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5.	TRUSTEE

5.1

Trustee 102 Awards which shall be granted under this Sub-Plan and/or any Shares allocated or issued upon the grant, vesting of a Trustee 102 Award and/or other Shares received following any realization of rights under the Plan, shall be allocated or issued to the Trustee or controlled and supervised by the Trustee (subject to the approval of the ITA, as required), for the benefit of the Approved Israeli Participants, in accordance with the provisions of Section 102. In the event the requirements for Trustee 102 Awards are not met, the Trustee 102 Awards may be regarded as Non-Trustee 102 Awards or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

5.2	The nominee arrangement included in rule 4.1 of the Plan shall not apply to Trustee 102 Awards.

5.3

With respect to any Trustee 102 Award, subject to the provisions of Section 102, an Approved Israeli Participant shall not sell or release from trust any Shares received upon the grant, vesting of a Trustee 102 Award and/or any Shares received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the foregoing, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Participant.

5.4

Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon the grant, vesting of a Trustee 102 Award unless the Company, the Employer and the Trustee are satisfied that the full amounts of any Tax due have been paid or will be paid.

5.5

Upon receipt of any Trustee 102 Award, the Approved Israeli Participant will consent to the grant of such Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

5.6

Any Award classified as a Capital Gain Award is meant to comply with the terms and conditions of Section 102 and the requirements of the ITA, therefore it is clarified that at all times the Plan and this Sub-Plan are to be read such that they comply with the requirements of Section 102 and as a consequence, should any provision in the Plan or this Sub-Plan disqualify the Plan, this Sub-Plan and/or the Awards granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall be considered invalid either permanently or until the ITA provides approval of compliance with Section 102.

6.	WRITTEN PARTICIPANT UNDERTAKING

6.1

With respect to any Trustee 102 Award, as required by Section 102 and the Rules, by virtue of the receipt of such Award, the Israeli Participant is deemed to have provided, undertaken and confirmed the following written undertaking (and such undertaking is deemed incorporated into any documents entered into by the Israeli Participant in connection with the grant of such Award), and which undertaking shall be deemed to apply and relate to all Trustee 102 Awards granted to the Israeli Participant, whether under the Plan and this Sub-Plan or other plans maintained by the Company, and whether prior to or after the date hereof:

6.1.1

The Israeli Participant shall comply with all terms and conditions set forth in Section 102 with regard to the Capital Gain Awards or Ordinary Income Awards, as applicable, and the applicable rules and regulations promulgated thereunder, as amended from time to time;

4

6.1.2

The Israeli Participant is familiar with, and understands the provisions of, Section 102 in general, and the tax arrangement under the Capital Gain Awards or Ordinary Income Awards in particular, and its tax consequences; the Israeli Participant agrees that the Trustee 102 Awards and any Shares that may be issued upon vesting of the Trustee 102 Awards (or otherwise in relation to such Awards), will be held by a Trustee appointed pursuant to Section 102 for at least the duration of the Holding Period under the Capital Gain Awards or Ordinary Income Awards, as applicable. The Israeli Participant understands that any release of such Trustee 102 Awards or Shares from trust, or any sale of the Shares prior to the termination of the Holding Period, will result in taxation at the marginal tax rate, in addition to deductions of any appropriate income tax, social security, health tax contributions or other compulsory payments; and

6.1.3	The Israeli Participant agrees to the Trust Agreement entered into by and between Arm Limited, the Employer and the Trustee appointed pursuant to Section 102.

7.	THE AWARDS

7.1

The terms and conditions upon which an Award shall be granted, issued or vested under this Sub-Plan, shall be specified in the Israeli Award Certificate for such Award to be issued pursuant to the Plan and to this Sub-Plan. Each Israeli Award Certificate shall provide, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (i.e., a Capital Gain Awards, Ordinary Income Awards, Non-Trustee 102 Award or an Award granted to Unapproved Israeli Participant), and any applicable vesting provisions. For the avoidance of doubt, it is clarified that there is no obligation for uniformity of treatment of Israeli Participants and that the terms and conditions of Awards granted to Israeli Participants need not be the same with respect to each Israeli Participant (whether or not such Israeli Participants are similarly situated). The grant and vesting of Awards granted to Israeli Participants shall be subject to the terms and conditions as may be determined by the Committee (including the provisions of the Plan and this Sub-Plan) and, when applicable, by the Trustee, in accordance with the requirements of Section 102.

7.2

Each Israeli Participant agrees to execute and otherwise accept any and all documents, and do any and all things, that the Company, the Employer, or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and the Rules and the terms of the Plan, this Sub-Plan and/or any Israeli Award Certificate.

7.3

Without derogating from the provisions of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if on the date of grant of a Trustee 102 Award the Shares are listed on any established stock exchange or a national market system or if the Shares will be registered for trading within ninety (90) days following the date of grant of such Trustee 102 Award, the fair market value of the Shares at the date of grant of such Trustee 102 Award for the purpose of determining the tax calculation pursuant to Section 102, shall be determined in accordance with the average value of the Shares on the thirty (30) trading days preceding the date of grant of such Trustee 102 Award or on the thirty (30) trading days following the date of registration of the Shares for trading, as the case may be.

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7.4

An Israeli Participant shall have no rights as a shareholder of the Company in respect of any Shares issued from the vesting of an Award until such Israeli Participant has become the record holder of such Shares. In the case of any Trustee 102 Award (if such Awards are being held by a Trustee), the Trustee shall have no rights as a shareholder of the Company with respect to the Shares issued from the vesting of such Trustee 102 Award until the Trustee has become the record holder for such Shares for the Israeli Participant’s benefit, and the Israeli Participant shall not be deemed to be a shareholder and shall have no rights as a shareholder of the Company with respect to the Shares issued from the vesting of such Trustee 102 Award until the date of the release of such Shares from the Trustee to the Israeli Participant and the transfer of record ownership of such Shares to the Israeli Participant, provided however that the Israeli Participant shall be entitled to receive from the Trustee any cash dividend or distribution made on account of the Shares held by the Trustee for such Israeli Participant’s benefit, subject to any tax withholding and compulsory payment.

7.5

Any Shares issued from the vesting of Awards granted under this Sub-Plan shall constitute part of the ordinary shares of the Company, and shall, save as provided in the Plan, this Sub-Plan and the Award Certificates, rank equally in all respects with the ordinary shares of the Company in issue at the point of issue. For the avoidance of doubt, any Shares issued from the vesting of Awards granted under this Sub-Plan shall not rank for any rights attaching to Shares by reference to a record date before the date of issue.

8.	ASSIGNABILITY, DESIGNATION AND SALE OF AWARDS

8.1

Notwithstanding any provision of the Plan, no Award subject to this Sub-Plan or any right with respect thereto, whether fully paid or not, shall be assignable, transferable or given as collateral, and no right with respect to any such Award shall be given to any third party whatsoever, and during the lifetime of the Israeli Participant, each and all of such Israeli Participant’s rights with respect to an Award shall belong only to the Israeli Participant. Any such action made, directly or indirectly, for an immediate or future validation, shall be void.

8.2

As long as Awards and/or Shares issued or purchased hereunder are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Award and Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

9.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S APPROVAL

9.1.

With regard to Trustee 102 Awards, the provisions of the Plan, this Sub-Plan and/or the Israeli Award Certificate shall be subject to the provisions of Section 102 and any approval or guidelines issued by the ITA and the said provisions shall be deemed an integral part of the Plan, this Sub-Plan and the Israeli Award Certificate.

9.2.

Any provision of Section 102 and/or said approval or guidelines issued by the ITA, which must be complied with in order to receive and/or to maintain any tax treatment with respect to an Award pursuant to Section 102, which is not expressly specified in the Plan, this Sub-Plan or the Israeli Award Certificate, shall be considered binding upon the Company, any Israeli Subsidiary and the Israeli Participants. Furthermore, if any provision of the Plan or this Sub-Plan disqualifies Awards that are intended to qualify as 102 Awards from the beneficial tax treatment pursuant to Section 102, such provision shall not apply to the 102 Awards.

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10.	REPURCHASE OF SHARES

10.1	Rules 4.2, 4.3, 4.4 and 4.5 of the Plan shall not apply to 102 Awards and Shares issued thereunder.

10.2

Notwithstanding anything to the contrary in the Plan, with respect to any Shares issued to an Israeli Participant (or to a Trustee holding such Shares for the benefit of such Israeli Participant) following the vesting of any 102 Awards (the “Repurchase Shares”), upon the relevant Israeli Participant ceasing to be an Eligible Employee and for a period of 180 days thereafter but prior to the Listing, the Company shall have the right to (but shall not be obliged to) repurchase all or any portion of the Repurchase Shares by giving notice in writing to such Israeli Participant (or the Trustee holding the Repurchase Shares for the benefit of such Israeli Participant) (a “Repurchase Notice”), at a price per Share that is equal to the Fair Market Value per Repurchase Share as determined by the Valuation in accordance with Section 10.3 below (the “Repurchase Price”) (the “Repurchase”). The Repurchase Notice shall specify the number of Repurchase Shares the Company proposes to repurchase and the Repurchase Price. Upon the service of a Repurchase Notice, the relevant Israeli Participant (or the Trustee holding the Repurchase Shares for the benefit of such Israeli Participant) shall be obliged to transfer the number of Repurchase Shares specified in the Repurchase Notice to the Company at the Repurchase Price, and the Repurchase shall take place on such date as the Committee determines and notifies to the relevant Israeli Participant, being no later than a date falling 30 days after the date on which the Repurchase Notice is given by the Company. The relevant Israeli Participant and the Company shall be obliged to complete the Repurchase in accordance with this Section 10.

10.3

Prior to giving a Repurchase Notice in accordance with Section 10.2 above, the Company shall instruct a firm of third party valuers of international repute appointed by the Board (the “Valuers”) to determine the Fair Market Value per Repurchase Share as at a date falling no more than 60 days prior to the date on which Repurchase Notice is to be provided in accordance with Section 10.2 above, provided that, the Board shall be entitled to direct the Valuers to determine the Fair Market Value per Repurchase Share by reference to the carrying value of the Company as set out in the Majority Shareholder’s (as defined in the articles of association of the Company in force) most recent financial statements (the “Valuation”).

10.4

Any Repurchase shall be subject to the Company having obtained the required fast track tax ruling from the ITA (the “Repurchase Tax Ruling”), and shall be implemented in accordance with the terms and conditions of the Repurchase Tax Ruling and the articles of association of the Company in force.

11.	TAX CONSEQUENCES; DISCLAIMER

11.1

Any Tax consequences arising from the grant, purchase, vesting or sale of any Award issued hereunder, from the payment for or sale of Shares covered thereby or from any other event or act (of the Company, its Subsidiaries, the Employer, the Trustee and/or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company, its Subsidiaries, the Employer and/or the Trustee shall withhold Tax according to the requirements of Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant agrees to indemnify the Company, its Subsidiaries, the Employer and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Participant.

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11.2	The Company and/or, when applicable, the Trustee shall not be required to release any Award or Shares to an Israeli Participant until all required Tax payments have been fully made.

11.3	Awards that do not comply with the requirements of Section 102 shall be subject to tax under Section 3(i) or 2 of the Ordinance.

11.4

With respect to Non-Trustee 102 Awards, if the Israeli Participant ceases to be employed by the Company, any Subsidiary or the Employer, or otherwise if so requested by the Company, its Subsidiaries and/or the Employer, the Israeli Participant shall extend to the Company, its Subsidiaries and/or the Employer a security or guarantee for the payment of Tax due at the time of the sale of Shares, in accordance with the provisions of Section 102.

11.5

TAX TREATMENT. NOTWITHSTANDING SECTION 5.6 ABOVE, IT IS CLARIFIED THAT THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY OR RESPONSIBILITY TO THE EFFECT THAT ANY AWARD SHALL QUALIFY WITH ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT, OR BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE EMPLOYER) SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY AWARD IS EVENTUALLY TREATED FOR TAX PURPOSES, REGARDLESS OF WHETHER THE AWARD WAS GRANTED OR WAS INTENDED TO QUALIFY UNDER ANY PARTICULAR TAX REGIME OR TREATMENT. THIS PROVISION SHALL SUPERSEDE ANY DESIGNATION OF AWARDS OR TAX QUALIFICATION INDICATED IN ANY CORPORATE RESOLUTION OR AWARD CERTIFICATE, WHICH SHALL AT ALL TIMES BE SUBJECT TO THE REQUIREMENTS OF APPLICABLE LAW. THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE AND SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN ORDER TO QUALIFY ANY AWARD WITH THE REQUIREMENTS OF ANY PARTICULAR TAX TREATMENT AND NO INDICATION IN ANY DOCUMENT TO THE EFFECT THAT ANY AWARD IS INTENDED TO QUALIFY FOR ANY TAX TREATMENT SHALL IMPLY SUCH AN UNDERTAKING. NO ASSURANCE IS MADE BY THE COMPANY AND ANY OF ITS SUBSIDIARIES (INCLUDING THE EMPLOYER) THAT ANY PARTICULAR TAX TREATMENT ON THE DATE OF GRANT WILL CONTINUE TO EXIST OR THAT THE AWARD WILL QUALIFY AT THE TIME OF VESTING OR DISPOSITION THEREOF WITH ANY PARTICULAR TAX TREATMENT. THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE EMPLOYER) SHALL NOT HAVE ANY LIABILITY OR OBLIGATION OF ANY NATURE IN THE EVENT THAT AN AWARD DOES NOT QUALIFY FOR ANY PARTICULAR TAX TREATMENT, REGARDLESS OF WHETHER THE COMPANY OR ITS SUBSIDIARIES (INCLUDING THE EMPLOYER) COULD HAVE TAKEN ANY ACTION TO CAUSE SUCH QUALIFICATION TO BE MET AND SUCH QUALIFICATION REMAINS AT ALL TIMES AND UNDER ALL CIRCUMSTANCES AT THE RISK OF THE ISRAELI PARTICIPANT. THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY TO CONTEST A DETERMINATION OR INTERPRETATION (WHETHER WRITTEN OR UNWRITTEN) OF ANY TAX AUTHORITY, INCLUDING IN RESPECT OF THE QUALIFICATION UNDER ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT. AWARDS THAT DO NOT QUALIFY UNDER ANY PARTICULAR TAX TREATMENT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO THE ISRAELI PARTICIPANT.

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12.	ONE TIME BENEFIT

The Awards granted hereunder are extraordinary, one-time Awards granted to the Israeli Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including but not limited to, in connection with calculating severance compensation under Applicable Law, nor shall receipt of an Award entitle an Israeli Participant to any future Awards.

13.	TERM OF PLAN AND SUB-PLAN

Notwithstanding anything to the contrary in the Plan and in addition thereto, the Company shall obtain all approvals for the adoption of this Sub-Plan or for any amendment to this Sub-Plan as are necessary to comply with any Applicable Law, applicable to Awards granted to Israeli Participants under this Sub-Plan or with the Company’s incorporation documents. Any amendment of this Sub-Plan shall be in accordance with rule 10 of the Plan.

14.	GOVERNING LAW

Solely for the purpose of determining the Israeli tax treatment of Awards granted pursuant to this Sub-Plan, this Sub-Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without reference to conflicts of law principles.

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